PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

August 24, 2015

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Amendment No. 3 to form 10-A of our report dated August 10, 2015, relating to the financial statements of BIM Homes Inc. as of June 30, 2015, which appears in Amendment No. 3 to form 10-A. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PLS CPA

____________________________

 PLS CPA, A Professional Corp.

 San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board